Exhibit 4.28
SUBORDINATED LOAN AGREEMENT
between
SUN MEDIA CORPORATION
(As Borrower)
and
QUEBECOR MEDIA INC.
(As Lender)
Dated as of October 31, 2007

SUBORDINATED LOAN AGREEMENT dated as of October 31, 2007:

BETWEEN:	SUN MEDIA CORPORATION, a company incorporated under the laws of British Columbia, with its registered office at 612 St-Jacques Street, province of Quebec, H3C 4M8,

(the “Borrower”);

AND:	QUEBECOR MEDIA INC., a company incorporated under the laws of Quebec, with its registered office at 612 St-Jacques Street, Montreal, province of Quebec, H3C 4M8,

(the “Lender”);
               WHEREAS the Borrower has requested that the Lender provide the Borrower with a subordinated loan in the principal amount of two hundred thirty-seven million five hundred thousand dollars ($237,500,000) and the Lender has agreed to provide such subordinated loan to the Borrower, upon the terms and subject to the conditions hereinafter set forth;
               THE PARTIES HEREBY AGREE AS FOLLOWS:
1.	INTERPRETATION
1.1	Definitions
In this Agreement, unless the context otherwise requires, the following terms shall have the meanings respectively ascribed to them in this Section 1.1:

“Agent” means Bank of America, N.A., as administrative Agent under the Credit Agreement.

“Agreement” means the present subordinated loan agreement between the Borrower and the Lender dated as of October 31, 2007 (as same may be amended, restated or otherwise modified from time to time);

“Business Day” means a day, other than a Saturday or a Sunday, on which banks in Montreal, Quebec and Toronto, Ontario are open for business in such cities;

“Cash Interest Option” has the meaning ascribed to that term in Section 2.11.5;

“Closing Date” means October 31, 2007, at which time the Subordinated Loan shall be advanced to the Borrower, in its entirety, by the Lender;

“Conversion Date” has the meaning ascribed to that term in Section 2.11.4;

“Conversion Notice” has the meaning ascribed to that term in Section 2.11.1;

“Conversion Price” means the fair market value per Share at the time of a conversion pursuant to Section 2.11 hereof, as determined in good faith by the Board of Directors of the Borrower;

“Credit Agreement” means the credit agreement dated as of February 7, 2003, as amended from time to time, among the Borrower (as borrower thereunder), the Agent, as administrative agent thereunder, and the lenders thereunder.

“Default” means any of the events specified in Section 5.1, regardless of whether there shall have occurred any passage of time or giving of notice or both that would be necessary in order to constitute such event an Event of Default;

“Dollars” and “$” mean the lawful currency of Canada;

“Event of Default” has the meaning ascribed to that term in Section 5.1;

“Indenture” means the Indenture dated as of February 7, 2003 among the Borrower, the Subsidiary Guarantors (as such term is defined thereunder), and National City Bank (now U.S. Bank National Association), as amended from time to time.

“Initial Maturity Date” means October 31, 2013;

“Interest Installment” means the amount of interest due in respect of each Interest Period and payable on the Interest Payment Date;

“Interest Payment Date” means March 15, June 15, September 15 and December 15 of each year, provided that the first Interest Payment Date shall be on December 15, 2007 and the last Interest Payment Date shall be on the Principal Payment Date (to the extent any amounts in interest then remain unpaid);

“Interest Period” means each of the three-month periods ending on March 15, June 15, September 15 and December 15 of each year; except for the first Interest Period, which shall begin on October 31, 2007 and end on December 15, 2007, and the last Interest Period which shall end on the Principal Payment Date.

“Loan Documents” means this Agreement and the Promissory Note, all as amended, supplemented, restated or replaced from time to time;

“Maturity Date” means the Initial Maturity Date or any later date agreed upon by the parties hereto.

“Obligations” means:
(i)	the prompt payment, as and when due and payable, of all amounts in principal, interest fees, costs or otherwise now or hereafter owing by the Borrower to the Lender under, or pursuant to, the Loan Documents; and

(ii)	the strict performance and observance by the Borrower of all agreements, warranties, representations, covenants and conditions of the Borrower made under, or pursuant to, the Loan Documents.
“Optional Prepayment Notice” has the meaning ascribed to such term in Section 2.7;
“Person” means any individual, company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or governmental authority;
“Principal Installment” means the payment of principal due on the Principal Payment Date;
“Principal Payment Date” means, in respect of the principal payment due hereunder, at the latest the Maturity Date, to the extent any amounts in principal of the Subordinated Loan then remain unpaid;
“Promissory Note” means the promissory note remitted by the Borrower to the Lender pursuant to Section 2.1 herein or any replacement thereof, each substantially in the form of Schedule A attached hereto;
“Shares” means fully-paid and non-assessable common shares of the capital stock of the Borrower or its successor, and “Share” means one (1) such share; and
“Subordinated Loan” has the meaning ascribed to it in Section 2.1.
                    1.2 Headings
The headings of the Articles, Sections, Subsections or Paragraphs herein are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.
                    1.3 References
Unless the context otherwise requires or unless otherwise provided, all references to Articles, Sections, Subsections, Paragraphs and Schedules are to Articles, Sections, Subsections, Paragraphs and Schedules to, this Agreement. The words “hereto”, “herein”, “hereof”, “hereunder” and similar expressions mean and refer to this Agreement.
                    1.4 Preamble
Unless the context otherwise requires, the preamble forms an integral part hereof.
                    1.5 Time of Payment and Performance
Except as otherwise provided herein, whenever any payment is stated to be due or any obligation is stated to be performed on a day which is not a Business Day, such payment shall be made and such obligation shall be performed on the next succeeding Business Day, and such extension of time shall be included in the computation of interest.
2.	THE SUBORDINATED LOAN
2.1	Subordinated Loan
Relying on each of the representations and warranties set out in Article 3 and subject to the terms and conditions herein contained, the Lender agrees to make available, on the Closing Date, to the Borrower, by way of a single advance, a subordinated loan in the amount of two hundred thirty-seven million five hundred thousand Dollars ($237,500,000) upon receipt of the Promissory Note for the amount of such subordinated loan duly executed by the Borrower in favour of the Lender (the “Subordinated Loan”).
2.2	Use of Proceeds of the Subordinated Loan
The Borrower shall use all of the proceeds of the Subordinated Loan to repay the outstanding indebtedness under the Borrower’s term B credit facility under the Credit Agreement as well as to settle the related derivatives transactions.
2.3	Interest
The Subordinated Loan shall bear interest on the unpaid principal amount of the Subordinated Loan from and after the Closing Date to the Borrower until the Subordinated Loan is repaid in full to the Lender at an annual interest rate equal to 7.00% (the “Interest Rate”). The interest shall accrue daily and shall be payable in arrears on a quarterly basis in accordance with Section 2.4.
2.4	Payment of Principal and Interest
Subject to the terms and conditions of this Agreement, the Borrower shall repay the Subordinated Loan and accrued interest thereon to the Lender by way of twenty-four (24) Interest Installments and one Principal Installment, the Interest Installments to become due and payable on each Interest Payment Date, and the Principal Installment to become due and payable on the Principal Payment Date. On the Maturity Date, all amounts remaining unpaid with respect to the Subordinated Loan, including principal, interest and costs shall become due and payable.
2.5	Interest Payment Deferral Option
The Borrower may, at its option, elect to defer, at any time and from time to time, any Interest Installment for a period not to exceed twelve (12) months; provided, however, that (i) no such deferral shall extend beyond the Maturity Date, and (ii) no Default or Event of Default shall exist at the time of any such deferral.

2.6	Ranking
The Obligations of the Borrower hereunder shall become, upon the occurrence of a Default or an Event of Default (as such terms are defined in the Credit agreement or the Indenture, as applicable) which is continuing or if a Default under the Credit Agreement or the Indenture (as such terms are defined in the Credit agreement or the Indenture, as applicable) would result from the payment or performance of the Obligations, subordinated in right of payment to the prior payment in full of all existing and future indebtedness of the Borrower under or in connection with the Credit Agreement and the Indenture (and any securities issued under the Indenture). To the extent required by the terms of any other senior indebtedness of the Borrower, the creditors under such other senior indebtedness will be entitled, upon the occurrence of a Default or an Event of Default (as such terms are defined in the Credit agreement or the Indenture, as applicable) which is continuing or if a Default under the Credit Agreement or the Indenture (as such terms are defined in the Credit agreement or the Indenture, as applicable) would result from the payment or performance of the Obligations, to receive payment in full of all amounts due on or in respect of all other existing and future senior indebtedness of the Borrower before the Lender is entitled to receive or retain payment of principal hereunder or as permitted by the terms of such senior indebtedness.
2.7	Optional Prepayment
The Borrower may, without penalty, provided however that no Default has occurred and is continuing, no Event of Default has occurred which has not been waived and no Default would result from such prepayment or payment (as such terms are defined under the Credit Agreement or the Indenture, as applicable): (i) prepay the Subordinated Loan outstanding with accrued interest thereon, and/or (ii) pay any interest deferred in accordance with Section 2.5 from time to time; in each case upon providing the Lender with a one (1) Business Day prior notice of such prepayment (the “Optional Prepayment Notice”).

Any amount prepaid by the Borrower pursuant to this Section 2.7 may not be re-borrowed under this Agreement and shall constitute a permanent reduction of the Subordinated Loan.
2.8	Interest on Overdue Payments
In the event that any amount of principal of, or interest on, the Subordinated Loan is not paid by the Borrower in full when due (whether at stated maturity, by acceleration or otherwise), the Borrower shall pay, on demand, interest on such unpaid amount, from the date such amount becomes due until the date such amount is paid in full, at the rate determined in Section 2.3 plus 2.0%. If any other amount payable by the Borrower under any Loan Document is not paid in full when due, the Borrower shall pay, on demand, interest on such unpaid amount from the date such amount becomes due until the date such amount is paid in full at an annual interest rate determined in Section 2.3 plus 2.0%.

2.9	Manner of Payment
All payments of principal of, and interest on, the Subordinated Loan shall be made by the Borrower to the Lender, before 3:00 p.m., Montreal time, on the due date thereof in immediately available funds at the registered office of the Lender located at 612, St-Jacques Street, Montreal, province of Quebec, H3C 4M8, or at such other place as the Lender may designate in writing (the “Place of Payment”). Any payment received after 3:00 p.m., Montreal time, shall be deemed to have been received on the next succeeding Business Day. If the principal of or interest on the Subordinated Loan, or any other amount payable by the Borrower under this Agreement, becomes due and payable on a day that is not a Business Day, the payment date or the maturity date thereof shall be the next following Business Day.
2.10	Application of Payments
2.10.1	All payments made by the Borrower pursuant to this Agreement shall be applied in each instance in the following order:
(1)	first, to the amount of interest due and payable on the Subordinated Loan;

(2)	second, to the amount due and payable as principal of the Subordinated Loan; and

(3)	third, to any other amount due and payable pursuant to the Loan Documents.
2.10.2	Following the occurrence of an Event of Default which is continuing or following the Maturity Date, the Borrower hereby irrevocably waives the right to direct the application of any and all such payments received from or on behalf of the Borrower, and the Borrower hereby irrevocably agrees that the Lender shall have the continuing exclusive right to apply any and all such payments against the Borrower’s obligations under the Loan Documents as the Lender may deem advisable.
2.11	Convertibility
2.11.1	By giving a notice on a Business Day (a “Conversion Notice”) to the other party hereto at any time prior to the close of business on the Business Day immediately preceding the Maturity Date, a party hereto may elect to convert all or any part of the unpaid principal amount of the Subordinated Loan and, subject to the exercise by the Borrower of the Cash Interest Option, accrued and unpaid interest thereon into Shares at the Conversion Price, the number of which Shares shall be determined by dividing the amount to be so converted (including, subject to the Cash Interest Option, any accrued and unpaid interest thereon) by the Conversion Price. No fractional Share shall be issued upon conversion of any portion of the Subordinated

Loan and accrued and unpaid interest thereon. Any fraction of Share shall be paid in cash by the Borrower on the Conversion Date as indicated hereinafter.
2.11.2	Until the first conversion of any unpaid principal amount of the Subordinated Loan and accrued and unpaid interest thereon into Shares, the Lender shall have under this Section 2.11 none of the rights or obligations of a shareholder of the Borrower. Furthermore, no Conversion Notice may be sent by the Lender to the Borrower once the Borrower has sent to the Lender an Optional Prepayment Notice.

2.11.3	The Borrower shall reserve (if at any time its articles limit the number of authorized Shares) and at all times keep available, solely for the purpose of delivery upon conversion of the Subordinated Loan as provided in this Section 2.11, such number of Shares as would then be deliverable at the Conversion Price upon a conversion of the Subordinated Loan and accrued and unpaid interest thereon, which Shares would be upon delivery duly and validly issued and fully paid and non-assessable. If any such Shares require registration with or approval of any governmental authority under any applicable law or listing upon any national securities exchange before such Shares may be issued and delivered upon conversion, the Borrower shall use its best efforts to cause such Share to be duly registered, approved and listed, as the case may be.

2.11.4	Each Conversion Notice shall specify (a) the unpaid principal amount of the Subordinated Loan to be converted, (b) the amount of accrued and unpaid interest payable thereon up to and including the Conversion Date (subject to the exercise by the Borrower of the Cash Interest Option) to be converted, (c) the Conversion Price, (d) the number of Shares to be issued and delivered upon conversion and (e) the effective date of the conversion, which shall be no later than 10 Business Days from and including the date of the Conversion Notice, and shall not fall after the Maturity Date (the “Conversion Date”).

2.11.5	The Borrower shall have the right, at its sole discretion, to elect, upon any conversion of a portion of the Subordinated Loan into Shares, to prepay in cash on the Conversion Date all or part of the accrued and unpaid interest on such portion of the Subordinated Loan then being converted (the “Cash Interest Option”). Such right of the Borrower shall apply both in the context of a Borrower or Lender Conversion Notice and shall be exercised at any time before the Conversion Date. The Borrower shall notify the Lender of its exercise of the Cash Interest Option in writing prior to the Conversion Date.

2.11.6	On the Conversion Date, the Borrower shall deliver to the Lender (or at such later time as to which the Borrower and the Lender may agree) at the Place of Payment, against remittal of a receipt for the payment of the amount of Subordinated Loan and, subject to the exercise by the Borrower of the Cash Interest Option, accrued and unpaid interest being then converted, at the Borrower’s expense (including any stamp taxes or similar governmental charges):
2.11.6.1	the appropriate number of duly and validly issued and fully paid and non-assessable Shares represented by one (1) or more stock certificates (in such number and registered in such names as the Lender may direct, provided that if Shares are to be registered in the name of a person other than the Lender, the Lender shall take all steps necessary to ensure that such registration and any transfer resulting therefrom does not breach any applicable provision of securities law or stock exchange rule);

2.11.6.2	provided that no Default has occurred and is continuing, no Event of Default has occurred which has not been waived and no Default would result from such payment of interest (as such terms are defined under the Credit Agreement or the Indenture, as applicable), if the Borrower exercises the Cash Interest Option, a cheque to the order of the Lender or any designee thereof in an amount representing such portion of the accrued and unpaid interest on the portion of the Subordinated Loan being converted that the Borrower elects to pay in cash;

2.11.6.3	provided that no Default has occurred and is continuing, no Event of Default has occurred which has not been waived and no Default (as such terms are defined under the Credit Agreement or the Indenture, as applicable) would result from such payment of principal or interest, if any fractional Share results from the calculation under Section 2.11.1 for any conversion of the Subordinated Loan or any interest thereon so converted, a cheque to the order of the Lender or any designee thereof in the amount representing the value of such fractional Share; and

2.11.6.4	to the extent of any unpaid principal amount of the Subordinated Loan after giving effect to such conversion (and at the Borrower’s expense), one (1) Promissory Note (registered in such name as the Lender may direct) in substantially the form, and in an aggregate face amount equal to the unpaid principal amount of the Subordinated Loan outstanding following all conversions up to and including the Conversion Date. Each new Promissory Note shall be dated the date immediately following the Conversion Date and future interest shall accrue from and including such date.

3.	REPRESENTATIONS AND WARRANTIES
3.1	Representations and Warranties
The Borrower represents and warrants to the Lender that:
3.1.1	Incorporation and Good Standing. The Borrower is a company duly incorporated and validly existing under the laws of its jurisdiction of incorporation and is qualified to carry on its activities in each jurisdiction in which it carries on its activities.

3.1.2	Authorization and Capacity. The Borrower has the capacity and authority to enter into the Loan Documents and it has taken all measures and actions necessary to authorize the Borrower to execute and deliver the Loan Documents and to perform the obligations resulting from the Loan Documents. The Borrower also has the power to own its assets and to carry on the activities it now carries on.

3.1.3	No Conflicts or Consents. Neither the execution and delivery of the Loan Documents, nor the consummation of any of the transactions therein contemplated, nor compliance with the terms and provisions thereof, shall contravene or conflict with any provision of law, statute or regulation to which the Borrower is subject or any judgment, license, order or permit applicable to the Borrower or any agreement or instrument to which the Borrower is a party or by which the Borrower is bound.

3.1.4	No Default. The Borrower is not in breach of or in default under, and no event or omission has occurred which, with the giving of notice or lapse of time or otherwise, might constitute a breach of, or default under, any material agreement or instrument to which the Borrower is a party or by which the Borrower is bound.

3.1.5	Survival of Representations and Warranties. All representations and warranties by the Borrower made in the Loan Documents shall survive delivery of the Loan Documents and the disbursement of the Subordinated Loan and any investigation at any time made by or on behalf of the Lender shall not diminish or otherwise affect the Lender’s right to rely thereon.
4.	COVENANTS
4.1	Affirmative Covenants
The Borrower covenants and agrees with the Lender as follows:
4.1.1	Payment and Performance of Obligations. The Borrower shall duly and punctually pay all amounts, comply with all covenants and perform all other Obligations on its part required to be paid, complied with or performed under the terms of the Loan Documents.
4.1.2	Maintenance of Existence. The Borrower shall preserve and maintain its existence, licenses, rights, permits and privileges and all authorizations, consents, approvals, orders, licenses, permits, exemptions from or registrations or qualifications with any court or governmental authority that are necessary or materially valuable in the operation of its business.

4.1.3	Compliance with Applicable Laws. The Borrower shall comply and cause its property and assets to comply with all applicable laws in all material respects.

4.1.4	Certain Notices. The Borrower shall promptly give written notice to the Lender of the occurrence of any Default or Event of Default or of any action, claim, delegation, proceeding or dispute affecting the Borrower which might have a material adverse effect on it, its property or its financial condition and the Borrower shall provide to the Lender, from time to time, with all reasonable information requested by the Lender concerning the status of any such action, claim, litigation, proceeding or dispute.

4.1.5	Further Assurances. The Borrower shall make, execute or endorse, and acknowledge and deliver or file all such documents, and take any and all such other action, as the Lender may, from time to time, deem reasonably necessary or proper in connection with any of the Loan Documents or the obligations of the Borrower thereunder.

4.1.6	Other Information. The Borrower shall promptly furnish to the Lender such other information respecting its operations, properties, business, condition (financial or otherwise) or prospects, as the Lender may from time to time reasonably request.
5.	EVENTS OF DEFAULT
5.1	Events of Default
Each of the following events shall constitute an “Event of Default” under this Agreement:
5.1.1	Payment of Principal and Interest. The Borrower failing to pay when due and payable the principal of, or, and except as provided herein, any interest on, the Subordinated Loan, or within five (5)

days of such payment becoming due and the payable hereunder, any other payment required under Loan Documents.
5.1.2	Performance of Obligations. The Borrower committing a breach of, or defaulting in the due and prompt performance or observance of any of its Obligations contained in the Loan Documents (other than a payment obligation as set forth in Subsection 5.1.1) which, if capable of being remedied or cured, is not remedied or cured within thirty (30) days from the earlier of (i) the Borrower becoming aware of such breach or default and (ii) notice in writing having been given by the Lender to the Borrower specifying such breach or default and requiring the Borrower to remedy or cure such breach or default or to cause such breach or default to be remedied or cured.

5.1.3	Other Indebtedness. The Borrower is in default under its senior indebtedness or any other indebtedness in excess of $25,000,000 and, in each case, the creditors thereof have accelerated such indebtedness.

5.1.4	Insolvency. The Borrower (i) admits in writing its inability to pay its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief, reorganization or arrangement or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or any substantial part of its assets or (v) takes corporate action for the purpose of the foregoing.

5.1.5	Dissolution, Winding-up, Liquidation. A court or other governmental authority of competent jurisdiction enters an order (i) appointing a custodian, receiver, trustee or other officer with similar powers with respect to the Borrower or any substantial part of its assets, (ii) for relief or approving a petition for relief, reorganization or any other petition in bankruptcy or for liquidation of the Borrower or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction or (iii) for the dissolution, winding-up or liquidation of the Borrower, or any such petition shall be filed against the Borrower and not be dismissed within ninety (90) days.
5.2	Performance by the Lender
If the Borrower fails to perform any Obligation contained in any of the Loan Documents, the Lender may perform or attempt to perform such Obligation on behalf of the Borrower. In such event, the Borrower shall, at the request of the Lender, pay on demand any amount expended by the Lender in such performance or attempted performance to the Lender, together with interest thereon at the annual interest rate applicable to the Subordinated Loan from the date of such expenditure until paid. Notwithstanding the foregoing, the Lender shall not assume any liability or responsibility for the performance of any Obligation of the Borrower under any of the Loan Documents or control over the management and affairs of the Borrower.
5.3	Remedies Upon Event of Default
If an Event of Default shall have occurred and be continuing, the Lender may, in addition to any other rights or recourse it may have at law or under the Loan Documents, declare the principal of, and all interest then accrued on, the Subordinated Loan and all other Obligations of the Borrower to be forthwith due and payable, whereupon the same shall forthwith become due and payable and/or exercise and enforce any of the Lender’s rights and remedies under the Loan Documents; provided, however, that for so long as indebtedness, obligations and liabilities are due and owing by the Borrower under the Credit Agreement, the Lender shall not and shall not be entitled to enforce its rights hereunder (which includes, without limitation, petitioning the Borrower into bankruptcy or initiate any similar proceeding) without the prior consent of the Agent. In the event the Agent enforces all or any portion of its rights under the Credit Agreement or takes any action in connection therewith, the Lender acknowledges and agrees that the Agent shall have sole control of all matters relating to the realization of the Borrower’s properties and assets until all obligations have been repaid in full and all commitments of the Agent under the Credit Agreement have been terminated. The Lender further agrees and undertakes to vote as instructed by the Agent in respect of any action or proceeding concerning any reorganization or bankruptcy proceedings relating to the Borrower.
6.	MISCELLANEOUS
6.1	Waiver
No failure to exercise, and no delay in exercising, on the part of the Lender, any right or remedy under the Loan Documents shall operate as a waiver thereof. No waiver of any provision of any Loan Document, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the specific instance and purpose for which given.
6.2	Severability
If any provision of any Loan Document is held to be illegal, invalid or unenforceable under present or future laws during the term of this Agreement, such provision shall be fully severable; such Loan Document shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of such Loan Document; and the remaining provisions of such Loan Document shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from such Loan Document.
6.3	Binding Effect and Assignment
The Loan Documents shall be binding upon and ensure to the benefit of the Borrower and the Lender and their respective successors, assigns and legal representatives; provided, however, that the Borrower shall not, without the prior written consent of the Lender, assign any rights or obligations thereunder or any interest therein. For greater certainty, the transfer of the Borrower’s rights and obligations pursuant to the merger or amalgamation of the Borrower with another Person shall be deemed not to constitute an assignment for the purposes of this provision. The Lender may sell, assign or transfer all or any portion of the Lender’s rights and obligations under the Loan Documents to any Person.
6.4	Entirety
The Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.
6.5	Indemnity
The Borrower shall indemnify and hold harmless the Lender and its representatives (each, an “Indemnified Person”) from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including, without limitation, counsel’s fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) which may be instituted or asserted against or incurred by any Indemnified Person as the result or arising out of credit having been extended, suspended or terminated under any Loan Document and the administration of such credit and in connection with or arising out of the transactions contemplated under any Loan Document and any actions or failures to act in connection therewith and any legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any Loan Document (collectively, “Indemnified Liabilities”); provided, that the Borrower shall not be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results solely from that Indemnified Person’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction.
6.6	Remedies Cumulative
The rights and remedies under the Loan Documents are cumulative and not exclusive of any rights or remedies which the Lender would otherwise have.
6.7	Term of Agreement
The term of this Agreement is until the payment in full of all the obligations of the Borrower pursuant to the Loan Documents.

6.8	Address for Notice
Any notice or other communication required or permitted to be given under the Loan Documents shall be in writing and, except as otherwise provided herein, shall be personally delivered or transmitted by telecopier to the party for whom it is intended at the address of such party set out below or to such other address as such party may designate to the other party by notice in writing delivered in accordance with this Section 6.8:
(1)	If to the Borrower:

Sun Media Corporation 333 King Street East Toronto, Ontario M5A 3X5

Attention: Executive Vice President and Chief Financial Officer

Telecopier: (416) 947-3119

(2)	If to the Lender:

Quebecor Media Inc. 612 St-Jacques Street Montreal, Quebec H3C 4M8
Attention: Treasurer

Telecopier: (514) 380-1983

With a copy to:

Quebecor Media Inc. 612 St-Jacques Street Montreal, Quebec H3C 4M8

Attention: Vice-President, Legal Affairs

Telecopier: (514) 985-8834
Any such notice or communication sent as aforesaid shall be deemed to have been received by the party to whom it is addressed (i) upon receipt, if personally delivered and (ii) if telecopied before 3:00 p.m. on a Business Day, on that day and if telecopied after 3:00 p.m. on a Business Day or if telecopied on a day other than a Business Day, on the Business Day next following the date of transmission; provided, however, that in the event normal courier service or telecopier service shall be interrupted by strike, force majeure or other cause, then the party sending the notice or communication, shall utilize any other mode of communication which shall ensure prompt receipt of such notice or communication by the other party or parties.
6.9	Governing Law and Jurisdiction
The Loan Documents and all matters arising under the Loan Documents shall be governed by, and construed in accordance with, the laws in force in the Province of Quebec and the laws of Canada applicable herein. The parties submit to the exclusive jurisdiction of the courts of the Province of Quebec any matter arising out of or in connection with the Loan Documents.
6.10	Inconsistent Provisions
In the event of any inconsistency between the provisions of this Agreement and the provisions of the Promissory Note, the provisions of this Agreement shall prevail to the extent of the inconsistency.
6.11	Counterparts
This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.
6.12	Default by Lapse of Time
The Borrower shall be put in default to perform its obligations hereunder by the mere lapse of time for performing such obligations without the necessity of any demand or notice of default.
6.13	Language
The Borrower and the Lender confirm that they have requested that this Agreement and all documents and notices contemplated thereby be drawn up in the English language. L’Emprunteur et le Prêteur confirment avoir requis que cette convention et tous les documents et avis qui y sont envisagés soient rédigés en langue anglaise.
[Remainder of page intentionally left blank.
Signature page follows immediately.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SUN MEDIA CORPORATION

per:	/s/ Jean-François Pruneau

Name:	Jean-François Pruneau
Title:	Treasurer

QUEBECOR MEDIA INC.

per:	/s/ Louis Morin

Name:	Louis Morin
Title:	Vice President and Chief Financial Officer

SCHEDULE A
PROMISSORY NOTE
               FOR VALUE RECEIVED, Sun Media Corporation, a company duly incorporated under the laws of British Columbia (including any successor thereto) (the “Borrower”), hereby promises to pay to Quebecor Media Inc., a company duly incorporated under the laws of Quebec and any successor thereto (the “Lender”), at the registered office of the Lender located in the City of Montreal, Province of Quebec, the principal sum of • dollars ($ •) in the lawful currency of Canada, on the 31st day of October, 2013, and pay interest from the date hereof on the said sum or the amount thereof from time to time remaining unpaid, in the same currency and at the same place, at a rate calculated and payable in accordance with the terms and conditions of the Agreement (as such term is defined herein below).
          This promissory note is issued pursuant to Section 2.1 of the Subordinated Loan Agreement between the Borrower and the Lender dated as of October 31, 2007 (the “Agreement”). Reference is hereby made to the Agreement, the terms and conditions of which govern this promissory note. In the event of any conflict or inconsistency between the provisions of the Agreement and those of this promissory note, the provisions of the said Agreement shall prevail.
          The Borrower hereby waives presentment for payment, notice of non-payment, protest and notice of protest and other notices of any kind in the enforcement of this promissory note.
          SIGNED this 31st day of October, 2007.

SUN MEDIA CORPORATION

per:

Name:
Title: